UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                           Avalonbay Communities, Inc.
                     ---------------------------------------
                                 NAME OF ISSUER:


                         Common Stock (Par Value $ 0.01)
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES


                                    053484101
                      -------------------------------------
                                  CUSIP NUMBER


                                December 31, 2008
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Bank AG*

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     2,890,704
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  4,859,721
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           860

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,860,581

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.30%

12. TYPE OF REPORTING PERSON

    FI

    * In accordance with Securities Exchange Act Release No. 39538 (January 12,
    1998), this amended filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Investment Management Americas

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     661,017
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  666,017
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    666,017

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.86%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Bank Trust Company Americas

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     17,810
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  17,750
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           60

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    17,810

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.02%

12. TYPE OF REPORTING PERSON

    BK, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    RREEF America, L.L.C.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware


NUMBER OF         5.       SOLE VOTING POWER
SHARES                     1,983,121
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  3,884,235
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,884,235

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.04%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Bank Trust Company National Association

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           800

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    800

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%

12. TYPE OF REPORTING PERSON

    BK, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Asset Management Japan Limited

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Japan

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     60
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  60
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    60

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Asset Management International GmbH

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  1,300
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,300

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS Investments S.A., Luxembourg

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     14,075
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  14,075
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,075

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.02%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Asset Management Australia Ltd

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Australia

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     214,621
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  276,284
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    276,284

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.36%

12. TYPE OF REPORTING PERSON

    IA, CO

Item 1(a).        Name of Issuer:

                  Avalonbay Communities Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2900 Eisenhower Avenue Suite 300
                  Alexandria, VA 22314

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Theodor-Heuss-Allee 70
                  60468 Frankfurt am Main
                  Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, $0.01 par value ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act;

                  (b) [x] Bank as defined in section 3(a)(6) of the Act;

                          Deutsche Bank Trust Company Americas

                  (c) [ ] Insurance Company as defined in section 3(a)(19)
                          of the Act;

                  (d) [ ] Investment Company registered under section 8
                          of the Investment Company Act of 1940;

                  (e) [x] An investment adviser in accordance with Rule
                          13d- 1(b)(1)(ii)(E);

                          Deutsche Investment Management Americas

                          RREEF America, L.L.C

                          Deutsche Bank Trust Company National Association

                          Deutsche Asset Management Japan Limited

                          Deutsche Asset Mgmt International GmbH

                          DWS Investments S.A., Luxembourg

                          Deutsche Asset Management Australia Ltd

                  (f) [ ] An employee benefit plan, or endowment fund in
                          accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g) [ ] Parent holding company or control person in
                          accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [X] A non-U.S. institution in accordance with Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  (k) [ ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

Item 4.           Ownership.

                  (a) Amount beneficially owned:

                      The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

                  (b) Percent of class:

                      The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

                  (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:

                            The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                      (ii)  shared power to vote or to direct the vote:

                            The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                      (iii) sole power to dispose or to direct the disposition
                            of:

                            The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                      (iv) shared power to dispose or to direct the disposition of:

                            The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Subsidiary                         Item 3 Classification

                  Deutsche Investment Management Americas  Investment Advisor

                  Deutsche Bank Trust Company Americas     Bank

                  RREEF America, L.L.C.                    Investment Advisor

                  Deutsche Asset Management Japan Limited  Investment Advisor

                  Deutsche Bank Trust Co. National Assoc.  Bank

                  Deutsche Asset Mgmt International GmbH   Investment Advisor

                  Deutsche Asset Management Australia Ltd  Investment Advisor

                  DWS Investments S.A., Luxembourg         Investment Advsior

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.



        By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to a bank organized under the laws of the Federal Republic of Germany is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution. I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009






                                             Deutsche Bank AG

                                             By:  /s/ Jeffrey A. Ruiz
                                             Name:    Jeffrey A. Ruiz
                                             Title:   Director

                                             By:  /s/ Pasquale Antolino
                                             Name:    Pasquale Antolino
                                             Title:   Assistant Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009







                                         Deutsche Investment Management Americas

                                         By:  /s/ Jeffrey A. Ruiz
                                         Name:    Jeffrey A. Ruiz
                                         Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009






                                           Deutsche Bank Trust Company Americas

                                           By:  /s/ Jeffrey A. Ruiz
                                           Name:    Jeffrey A. Ruiz
                                           Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009





                                             RREEF America L.L.C.

                                             By:  /s/ Peter Pages
                                             Name:    Peter Pages
                                             Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009







                                Deutsche Bank Trust Company National Association

                                By:  /s/ Jeffrey A. Ruiz
                                Name:    Jeffrey A. Ruiz
                                Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009






                                         Deutsche Asset Management Japan Limited

                                         By:  /s/ Fumie Yamamoto
                                         Name:    Fumie Yamamoto
                                         Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009







                                    Deutsche Asset Management International GmbH

                                    By:  /s/ Christian Dargatz
                                    Name:    Christian Dargatz
                                    Title:   Director

                                    By:  /s/ Jack Sturmhoefel
                                    Name:    Jack Sturmhoefel
                                    Title:   Assistant Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009





                                            DWS Investments S.A., Luxembourg

                                            By:  /s/ Christian Dargatz
                                            Name:    Christian Dargatz
                                            Title:   Director

                                            By:  /s/ Jack Sturmhoefel
                                            Name:    Jack Sturmhoefel
                                            Title:   Assistant Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009





                                         Deutsche Asset Management Australia Ltd


                                         By:  /s/ Anne Gardiner
                                         Name:    Anne Gardiner
                                         Title:   Director, Compliance

                                         By:  /s/ Michael Thomas
                                         Name:    Michael Thomas
                                         Title:   Vice President, Compliance